EXHIBIT 10.9

Execution Version

AMENDED AND RESTATED SENIOR UNSECURED REVOLVING CREDIT AGREEMENT
dated as of June 1, 2017
among
Westlake Chemical OpCo LP
as Borrower,
Westlake Polymers LLC
as Administrative Agent
and
The Lenders Party Hereto

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS; CONSTRUCTION 1

Section 1.1	Definitions 1

Section 1.2	Other Definitional Provisions. 4

Section 1.3	Accounting Terms and Principles 4

ARTICLE II	AMOUNT AND TERMS OF THE LOANS 5

Section 2.1	Loan Commitment. 5

Section 2.2	Borrowing Procedure 5

Section 2.3	Optional Reduction and Termination of Loan Commitment. 5

Section 2.4	Repayment of Loans 5

Section 2.5	Prepayment 5

Section 2.6	Interest on Loans. 5

Section 2.7	Computation of Interest 6

Section 2.8	Evidence of Debt 6

Section 2.9	Payments Generally 6

Section 2.10	Taxes 6

Section 2.11	Illegality 7

ARTICLE III	CONDITIONS PRECEDENT TO LOANS 7

Section 3.1	Conditions to Effectiveness 7

Section 3.2	Conditions to Making of each Loan 7

ARTICLE IV	REPRESENTATIONS AND WARRANTIES 8

Section 4.1	Corporate Existence 8

Section 4.2	Power; Authorization; Enforceable Obligations. 8

Section 4.3	No Legal Bar 8

Section 4.4	No Default 8

Section 4.5	Use of Proceeds 8

ARTICLE V	COVENANTS 9

Section 5.1	Delivery of Financial Information 9

Section 5.2	Notice of Default 9

Section 5.3	Conduct of Business and Maintenance of Existence, etc 9

ARTICLE VI	EVENTS OF DEFAULT 9

Section 6.1	Events of Default 9

ARTICLE VII	MISCELLANEOUS 10

Section 7.1	Notices. 10

Section 7.2	Waiver; Amendments 11

Section 7.3	Expenses; Indemnification. 11

Section 7.4	Successors and Assigns. 12

Section 7.5	Governing Law 13

Section 7.6	Proceedings 13

Section 7.7	Waiver of Jury Trial 13

Section 7.8	Counterparts; Integration 13

Section 7.9	Survival 13

Section 7.10	Severability 14

Section 7.11	No Waiver 14

Section 7.12	Amendment and Restatement 14

ARTICLE VIII	ADMINISTRATIVE AGENT 14

Section 8.1	Appointment and Authority 14

Section 8.2	Rights as a Lender 14

Section 8.3	Exculpatory Provisions 15

Section 8.4	Reliance by Administrative Agent 16

Section 8.5	Delegation of Duties 16

Section 8.6	Resignation of Administrative Agent 16

Section 8.7	Non-Reliance on Administrative Agent and Other Lenders 17

Section 8.8	No Other Duties, Etc 17

AMENDED AND RESTATED SENIOR UNSECURED REVOLVING CREDIT AGREEMENT
THIS AMENDED AND RESTATED SENIOR UNSECURED REVOLVING CREDIT AGREEMENT (this “Agreement”) is made and entered into as of June 1, 2017 by and among the lenders party hereto (collectively, the “Lenders”), Westlake Chemical OpCo LP, a Delaware limited partnership (the “Borrower”) and Westlake Polymers LLC as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”).
W I T N E S S E T H:
WHEREAS the Borrower and Westlake Development Corporation (the “Existing Lender”) are parties to that certain Credit Agreement dated as of August 4, 2014 (the “Existing Credit Agreement”) and the “Loan Documents” referred to therein (the “Existing Loan Documents”), pursuant to which the Existing Lender provided certain loans to the Borrower;
WHEREAS, the Borrower and the Existing Lender have requested that the Existing Credit Agreement be amended and restated on the terms set forth herein; and
WHEREAS, subject to the terms and conditions of this Agreement, the Lenders are willing to make the requested loans to the Borrower.
NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties agree as follows:
ARTICLE I
DEFINITIONS; CONSTRUCTION
Section 1.1    Definitions. The following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):
“Administrative Agent” means Westlake Polymers LLC, in its capacity as administrative agent for the Lenders hereunder.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with, the Person in question.
“Agreement” shall have the meaning assigned to such term in the opening paragraph of this Agreement.
“Applicable Margin” shall mean 3.00% per annum.
“Availability Period” shall mean the period from and including the date hereof to but excluding the earlier of the Maturity Date and the date of termination of the Loan Commitment.

“Borrower” shall have the meaning assigned to such term in the opening paragraph of this Agreement.
“Business Day” shall mean any day other than Saturday, Sunday or a day on which banks located in New York, New York or Houston, Texas are authorized or obligated to close.
“Code” shall mean the United States Internal Revenue Code of 1986, as amended from time to time.
“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
“Default” means any of the events specified in Article VI, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
“Default Interest” shall have the meaning set forth in Section 2.6(c).
“Default Interest Rate” shall mean the Loan Interest Rate plus an additional 2% per annum.
“Dollars” and “$” shall mean the lawful currency of the United States of America.
“Event of Default” shall mean any of the events specified in Article VI, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
“Excluded Taxes” shall mean, with respect to each Lender, taxes imposed on or measured by its overall net income, franchise taxes, and any branch profits or similar tax imposed on it by any jurisdiction.
“Existing Credit Agreement” has the meaning assigned to such term in the recitals of this Agreement.
“Existing Lender” has the meaning assigned to such term in the recitals of this Agreement.
“Existing Loan Documents” has the meaning assigned to such term in the recitals of this Agreement.
“GAAP” shall mean United States generally accepted accounting principles applied on a consistent basis.
“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government.
“Indemnitee” shall mean the Administrative Agent, each Lender and each of the directors, officers, employees, agents, trustees, representatives, attorneys, consultants and advisors of or to the Administrative Agent and each Lender.

“Interest Period” shall mean each period commencing on a Quarterly Payment Date and ending on the date preceding the next Quarterly Payment Date; provided that the first Interest Period shall begin on the date hereof.
“Lenders” shall have the meaning assigned to such term in the opening paragraph of this Agreement.
“LIBOR” shall mean, with respect to any Loan, the three (3) month LIBOR rate as reported by Bloomberg.com, The Wall Street Journal or such other reputable source as the Lenders may select, in each case as of the date that is two (2) Business Days before the first day of each Interest Period.
“Loan” shall have the meaning set forth in Section 2.1.
“Loan Commitment” shall mean the obligation of each Lender to make Loans hereunder in an aggregate principal amount at any time outstanding not exceeding $600,000,000, as such amount may be reduced pursuant to Section 2.3. Each Lender’s individual Loan Commitment shall not exceed the amounts set forth on Schedule 1 hereto.
“Loan Documents” shall mean, collectively, this Agreement and each Notice of Borrowing.
“Loan Interest Rate” shall mean, with respect to any Loan, LIBOR in effect from time to time (as the same may vary from Interest Period to Interest Period) plus the Applicable Margin.
“Material Adverse Effect” shall mean a material adverse effect on any of the following: (a) the business, condition (financial or otherwise), operations, performance or properties of the Borrower; (b) the ability of the Borrower to perform its obligations hereunder; or (c) the ability of the Lenders or the Administrative Agent to enforce their rights and remedies hereunder.
“Maturity Date” shall mean August 4, 2019.
“Notice of Borrowing” shall have the meaning set forth in Section 2.2.
“Obligations” shall mean, with respect to the Borrower, the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Lenders, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, any Loan Document.
“Outstanding Amount” shall mean with respect to Loans on any date, the aggregate principal amount of Loans outstanding on such date after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date. References to the Loans held by a particular Lender shall mean the Outstanding Amount of such Lender’s Loans.

“Payment Office” shall mean the office of the Administrative Agent located at 2801 Post Oak Boulevard, Suite 600, Houston, Texas 77056, or such other location as to which the Administrative Agent shall have given written notice to the Borrower.
“Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
“Quarterly Payment Date” means the first Business Day of each January, April, July and October.
“Register” has the meaning assigned to such term in Section 7.4.
“Required Lenders” means, as of any date of determination, (i) if no Loans are outstanding, Lenders holding more than 50% of the sum of aggregate Loan Commitments or (ii) if any Loans are outstanding, Lenders holding more than 50% of the sum of the aggregate Loans.
“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto, provided that “Taxes” shall not include Excluded Taxes.
“Tranche A Loan” shall have the meaning set forth in Section 2.1.
“Tranche B Loan” shall have the meaning set forth in Section 2.1.
Section 1.2    Other Definitional Provisions.
(a)    Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.
(b)    The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.
(c)    The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
(d)    The term “Lender” or “Lenders” shall include, without limitation, each respective Lender’s successors.
Section 1.3    Accounting Terms and Principles. Except as set forth below, all accounting terms not specifically defined herein shall be construed in conformity with GAAP and all accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in conformity with GAAP.

ARTICLE II
AMOUNT AND TERMS OF THE LOANS
Section 2.1    Loan Commitment.
(a)    Subject to the terms and conditions set forth herein, the Lenders agree to make Tranche A revolving loans (“Tranche A Loans”) and Tranche B revolving loans (“Tranche B Loans” and, together with the Tranche A Loans, each a “Loan” and, collectively, the “Loans”) to the Borrower during the Availability Period in an aggregate principal amount at any time outstanding not to exceed the Loan Commitment. Unless otherwise specified by the Borrower, each Loan shall be funded ratably by the Lenders and in no event shall any Lender be required to make Loans in excess of its individual Loan Commitment. The Tranche A Loans and the Tranche B Loans shall be used for the respective purposes set forth in Section 4.5.
(b)    During the Availability Period, the Borrower shall be entitled to borrow, prepay or repay, and reborrow the Loans in accordance with the provisions hereof.
Section 2.2    Borrowing Procedure. The Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each borrowing to be made by the Borrower substantially in the form of Exhibit A (a “Notice of Borrowing”), each such Notice of Borrowing to be delivered on or prior to the requested date of each borrowing.
Section 2.3    Optional Reduction and Termination of Loan Commitment. Upon three (3) Business Days’ written notice to the Administrative Agent signed by the Borrower, the Borrower may terminate the Loan Commitment of any Lender, or permanently reduce the Loan Commitment of any Lender, provided that each partial reduction of the Loan Commitment shall be in integral multiples of $1,000,000 or more (or such lesser amount as agreed by the applicable Lender). Unless otherwise specified by the Borrower, such reductions shall be made on a pro rata basis among each Lender based on such Lender’s percentage of the Loan Commitment.
Section 2.4    Repayment of Loans. On the Maturity Date, the Borrower shall repay in full all Obligations.
Section 2.5    Prepayment. At any time, the Borrower may voluntarily prepay the Loans in whole or in part, which prepayment shall be (together with accrued and unpaid interest thereon) without premium or penalty. Unless otherwise specified by the Borrower, such prepayments shall be made on a pro rata basis among each Lender based on such Lender’s percentage of the Loans.
Section 2.6    Interest on Loans.
(a)    The Loans shall accrue interest at the Loan Interest Rate.

(b)    The Borrower shall pay interest due and payable on the Loans in arrears on each Quarterly Payment Date for the Interest Period most recently ended; provided that the Borrower may pay all or a portion of such interest by adding such amount to the principal amount of the applicable Loan (a “PIK Payment”), with the remaining interest (if any) to be paid fully in cash (a “Cash Payment”). A PIK Payment shall be deemed to be made with respect to the portion (if any) of the interest due and payable with respect to a Loan for which a Cash Payment is not received by the applicable Lender on the applicable Quarterly Payment Date. For all purposes hereof, references to “principal amount” of the Loans includes any increase in the principal amount as a result of a PIK Payment.
(c)    While an Event of Default exists or after acceleration of the Loans in accordance with Article VI, at the option of the Required Lenders, interest on the unpaid principal amount of the Loans (and any unpaid interest with respect thereto) will accrue at the Default Interest Rate (the “Default Interest”). All Default Interest will be payable by the Borrower upon demand by the Administrative Agent.
(d)    In the event of an assignment pursuant to Section 7.4, each assigning Lender shall receive interest on account of the period up to but not including the date of such assignment. Each Lender which is an assignee shall receive interest on account of the period beginning on the day of such assignment.
Section 2.7    Computation of Interest. All computations of interest shall be made by the Administrative Agent on the basis of a year of 360 days.  Each determination by the Administrative Agent of an interest amount hereunder shall, except for manifest error, be final, conclusive and binding for all purposes.
Section 2.8    Evidence of Debt. The Loans made by the Lenders shall be evidenced by one or more accounts or records maintained by the Administrative Agent. The accounts or records maintained by the Administrative Agent shall be conclusive absent manifest error of the amount of the Loans made by each Lender to the Borrower and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Loans.
Section 2.9    Payments Generally. (a) All payments by the Borrower hereunder shall be made to the Administrative Agent at the Payment Office in immediately available funds without setoff or counterclaim which payments shall then be distributed to the Lenders on a ratable basis based on such Lender’s percentage of the Loans, unless otherwise provided herein.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of the payment accruing interest, interest thereon shall be made payable for the period of such extension.  All payments hereunder shall be made in Dollars.
(b) If on the Maturity Date insufficient funds are received by and available to any Lender to pay fully all amounts of principal and interest due hereunder, such funds shall be applied

(i) first, towards payment of interest, and (ii) second, towards payment of principal due to such Lender.
Section 2.10    Taxes. (a) Any and all payments by the Borrower under each Loan Document shall be made free and clear of and without deduction for any and all present or future Taxes. If any Taxes shall be required by law to be deducted from or in respect of any sum payable under any Loan Document to the Lenders, then the Borrower shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings of Taxes applicable to additional sums payable under this Section) each Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)    The Borrower and the Lenders agree that the Loans shall be (and they expect the Loans to be) treated as debt for tax purposes, and neither the Borrower nor any of the Lenders shall take a position contrary to this position on any tax return or through any other action, unless required by a final judgment of a court of competent jurisdiction (as reasonably determined by the Borrower and the Administrative Agent in good faith).
Section 2.11    Illegality. Notwithstanding any other provision of this Agreement, if any Lender determines that it is unlawful for such Lender to make Loans or to continue to fund or maintain Loans, then, on notice thereof and demand therefor by such Lender to the Borrower, (i) the obligation of such Lender to make or to continue Loans shall be suspended, and (ii) if Loans are then outstanding, the Borrower shall prepay such Loans within three (3) Business Days.
ARTICLE III
CONDITIONS PRECEDENT TO LOANS
Section 3.1    Conditions to Effectiveness. This Agreement shall become effective upon the execution and delivery of this Agreement by the Borrower, the Lenders and the Administrative Agent.
Section 3.2    Conditions to Making of each Loan. The obligations hereunder of the Lenders to make each Loan are subject to the satisfaction (or waiver in accordance with Section 7.2) of the following conditions as of the date each Loan is made:
(a)    The Administrative Agent shall have received a signed Notice of Borrowing from the Borrower requesting the making of a Loan on the date specified therein (which shall be no later than the last day of the Availability Period).
(b)    At the time of and immediately after giving effect to the making of the requested Loan, (i) the aggregate Outstanding Amount shall not be in excess of the Loan Commitment and (ii) the Outstanding Amount of any Lender participating in the making of such Loan shall not be in excess of such Lender’s Loan Commitment.

(c)    At the time of and immediately after giving effect to the making of the requested Loan, no Default or Event of Default shall exist.
(d)    At the time of and immediately after giving effect to the making of the requested Loan, all representations and warranties of the Borrower set forth in the Loan Documents shall be true and correct in all material respects on and as of such date.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
To induce the Lenders to enter into this Agreement and to make each Loan, the Borrower hereby represents and warrants to the Lenders for itself that:
Section 4.1    Corporate Existence. The Borrower is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.
Section 4.2    Power; Authorization; Enforceable Obligations.
(a)    The Borrower has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and to borrow hereunder. The Borrower has taken all necessary action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and to authorize the borrowings on the terms and conditions of this Agreement.
(b)    No consent or authorization of, filing with, notice to or other act by or in respect of any Governmental Authority or any other Person is required to be obtained by the Borrower in connection with (i) the borrowings hereunder, (ii) the execution, delivery, validity or enforceability of this Agreement or any of the other Loan Documents, or (iii) the performance of this Agreement or any of the other Loan Documents, except, in each case, for routine consents, authorizations, filings and notices required to be made in the ordinary course of business.
(c)    This Agreement has been, and, upon execution, each Loan Document shall have been, duly executed and delivered on behalf of the Borrower.
(d)    This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
Section 4.3    No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents by the Borrower, the borrowings hereunder and the use of the proceeds thereof will not violate any applicable law, the Borrower’s organizational documents or any material agreement of the Borrower.
Section 4.4    No Default. No Default or Event of Default has occurred and is continuing.
Section 4.5    Use of Proceeds. The proceeds of each Tranche A Loan shall be used solely to fund working capital and for general corporate purposes. The proceeds of each Tranche B Loan shall be used solely to fund growth capital expenditures.
ARTICLE V
COVENANTS
Section 5.1    Delivery of Financial Information. The Borrower shall deliver to the Administrative Agent such financial or other information in respect of its business and financial status as the Administrative Agent or any Lender may reasonably require including, but not limited to, copies of its unaudited quarterly and annual financial statements.
Section 5.2    Notice of Default. The Borrower shall give notice to the Administrative Agent of the occurrence of any Default or Event of Default as soon as reasonably practicable after obtaining knowledge of the occurrence thereof.
Section 5.3    Conduct of Business and Maintenance of Existence, etc. The Borrower will (a) (i) preserve, renew and keep in full force and effect its corporate or other existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, in each case to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all agreements and requirements of applicable law, except to the extent (1) the same are being contested in good faith by appropriate proceedings diligently conducted or (2) that failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
ARTICLE VI
EVENTS OF DEFAULT
Section 6.1    Events of Default. If any of the following events shall occur and be continuing:
(a)    The Borrower shall fail to pay the principal of the Loans on the date when due (including the Maturity Date) in accordance with the terms hereof; or the Borrower shall fail to pay any interest on the Loans, or any other amount payable hereunder, within three (3) Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or
(b)    Any representation or warranty made or deemed made by the Borrower herein or in any other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made or furnished; or

(c)    The Borrower shall default in the observance or performance of any agreement contained in this Agreement to be performed by it (other than as provided in clause (a) of this Section 6.1), and such default shall continue unremedied for a period of thirty (30) days after written notice thereof shall have been given to the Borrower by the Administrative Agent; or
(d)    (i) The Borrower shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) there shall be commenced against the Borrower any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) the Borrower shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii) or (iii) above; or (v) the Borrower shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due;
then, and in any such event, (A) if such event is an Event of Default specified in clause (d) above, the Loan Commitment shall terminate immediately and all Obligations shall immediately become due and payable, and (B) if such event is any other Event of Default, the Administrative Agent or the Required Lenders may, by notice to the Borrower, terminate the Loan Commitment, whereupon the Loan Commitment shall terminate immediately, and declare all Obligations to be due and payable forthwith, whereupon the same shall immediately become due and payable.
ARTICLE VII
MISCELLANEOUS
Section 7.1    Notices.
(a)    Addresses for Notices. All notices, demands, requests, consents and other communications provided for in this Agreement shall be given in writing, and addressed to the party to be notified as follows:

To the Borrower:	Westlake Chemical OpCo LP Attention: Lawrence Teel Principal Operating Officer 2801 Post Oak Blvd, Suite 600 Houston, TX 77056 Fax: 713-343-8472
To the Administrative Agent on behalf of the Lenders:	Westlake Polymers LLC Attention: Mark Steven Bender Senior Vice President and Chief Financial Officer 2801 Post Oak Blvd, Suite 600 Houston, TX 77056 Fax: 713-343-8472
Any party hereto may change its address, telephone number or facsimile number for notices and other communications hereunder by notice to the other parties hereto.  All such notices and other communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the mail or if delivered, upon delivery.
(b)    Effectiveness of Notices. All notices, demands, requests, consents and other communications described in Section 7.1(a) shall be effective (i) if delivered by hand, including any overnight courier service, upon personal delivery and (ii) if delivered by mail, when deposited in the mails.
Section 7.2    Waiver; Amendments. No amendment or waiver of any provision of this Agreement or any other Loan Document nor consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be in writing and (x) in the case of any such waiver or consent, signed by the Required Lenders and (y) in the case of any other amendment, by the Required Lenders and the Borrower, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
(a)    waive any condition set forth in Sections 3.1 and 3.2 without the written consent of each Lender;
(b)    extend or increase the Loan Commitment of any Lender without the written consent of such Lender;
(c)    postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby;
(d)    reduce the principal of, or the rate of interest specified herein on, any Loan, or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby;

(e)    change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or
(f)    affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document, unless in writing and signed by the Administrative Agent in addition to the Lenders required above.
Section 7.3    Expenses; Indemnification.
(a)    The Borrower shall be obligated to pay all out-of-pocket costs and expenses (including, without limitation, the reasonable fees, charges and disbursements of outside counsel for the Administrative Agent and the Lenders) incurred by the Administrative Agent and the Lenders in connection with the enforcement or protection of their rights in connection with this Agreement, including their rights under this Section 7.3, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Loans.
(b)    The Borrower shall be obligated to indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or (ii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower against any Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower has obtained a final judgment in their favor on such claim as determined by a court of competent jurisdiction.
(c)    The Borrower shall be obligated to pay, and hold the Administrative Agent and the Lenders harmless from and against, any and all Taxes with respect to this Agreement and any other Loan Documents or any payments due thereunder, and save the Administrative Agent and the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such Taxes.
(d)    To the extent permitted by applicable law, each party shall not assert, and hereby waives, any claim against any Indemnitee or the other party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated therein, the Loans or the use of proceeds thereof.
(e)    All amounts due under this Section 7.3 shall be payable promptly after written demand therefor.
Section 7.4    Successors and Assigns.
(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except to an assignee in accordance with the provisions of subsection (b) of this Section. Any other attempted assignment or transfer by any party hereto shall be null and void. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, each Indemnitee) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Loan Commitment and/or the Loans at the time owing to it); provided that in each case any such assignment shall be subject to the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) if such assignment is to a Person that is not a Lender, or an Affiliate of a Lender. For the avoidance of doubt, any Lender shall be permitted to separately assign Loans and Loan Commitments even if such assignment results in the Outstanding Amount of such assigning Lender’s Loans exceeding the amount of such assigning Lender’s Loan Commitments.
(c)    The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s office a copy of each assignment agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Loan Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
Section 7.5    Governing Law. This Agreement and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.
Section 7.6    Proceedings. All judicial proceedings brought against any party hereto or arising out of or relating hereto or to any of such party’s obligations hereunder, may be brought in any state or Federal court of competent jurisdiction in the State, County and City of New York. Each party hereto, for itself and in connection with its properties, irrevocably: (a) accepts generally and unconditionally the nonexclusive jurisdiction and venue of such courts; (b) waives any defense of forum non conveniens; (c) agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, at its address provided in Section 7.1; (d) agrees that service as provided in clause (c) above is sufficient to confer personal jurisdiction over such Party in any such proceeding in any such court, and otherwise constitutes effective and binding service in every respect; and (e) agrees that each party hereto retains the right to serve process in any other manner permitted by law or to bring proceedings against the other party in the courts of any other jurisdiction
Section 7.7    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.
Section 7.8    Counterparts; Integration. This Agreement may be executed in any number of counterparts and by electronic means (including “pdf”) and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
Section 7.9    Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the Administrative Agent and the Lenders and shall survive the execution and delivery of this Agreement and the making of the Loans.  The provisions of Section 7.3 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans or the termination of this Agreement or any provision hereof.

Section 7.10    Severability. Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
Section 7.11    No Waiver. The non-exercise by the Administrative Agent or the Lenders of any of their rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.
Section 7.12    Amendment and Restatement. It is the intention of the Borrower, the Administrative Agent, and the Lenders, and such parties hereby agree, from and after the date hereof, that • this Agreement amends, restates, supersedes and replaces the Existing Credit Agreement in its entirety and • such amendment and restatement shall operate to renew, amend and modify certain of the rights and obligations of the parties under the Existing Credit Agreement as provided herein, but shall not act as a novation thereof. Unless specifically amended hereby or by any other Loan Document, each of the Existing Loan Documents and the Exhibits shall continue in full force and effect and, from and after the date hereof, and any and all references to the Existing Credit Agreement contained therein shall be deemed to refer to this Agreement.
ARTICLE VIII
ADMINISTRATIVE AGENT
Section 8.1    Appointment and Authority. Each of the Lenders hereby irrevocably appoints Westlake Polymers LLC to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
Section 8.2    Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or its Affiliates as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
Section 8.3    Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:
(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and
(c)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 6.1 and 7.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by the Borrower or a Lender.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 8.4    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Section 8.5    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory provisions of this Article shall apply to any such sub agent and to the Affiliates of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
Section 8.6    Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 7.3 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
Section 8.7    Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Affiliates and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
Section 8.8    No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Lenders or the Administrative Agent named herein shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

WESTLAKE CHEMICAL OPCO LP By: Westlake Chemical OpCo GP LLC, its general partner as Borrower
By:	/s/ LAWRENCE E. TEEL
Name:	Lawrence E. Teel
Title:	Principal Operating Officer

WESTLAKE DEVELOPMENT CORPORATION as Lender
By:	/s/ M. STEVEN BENDER
Name:	Mark Steven Bender
Title:	Senior Vice President and Chief Financial Officer

Signature Page to Amended and Restated Revolving Credit Agreement

WESTLAKE POLYMERS LLC as Administrative Agent By: Westlake Chemical Investments, Inc., its Manager
By:	/s/ M. STEVEN BENDER
Name:	Mark Steven Bender
Title:	Senior Vice President and Chief Financial Officer

Signature Page to Amended and Restated Revolving Credit Agreement

EXHIBIT A
FORM OF NOTICE OF BORROWING
[DATE]
Westlake Polymers LLC
[Address]
Dear Sirs:
Reference is made to that certain Amended and Restated Senior Unsecured Revolving Credit Agreement, dated as of June 1, 2017 (the “Credit Agreement”), by and among the lenders party hereto (collectively, the “Lenders”), Westlake Chemical OpCo LP, a Delaware limited partnership (the “Borrower”) and Westlake Polymers LLC as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”).
The Borrower hereby requests the following Loan under the Credit Agreement, and in that connection the Borrower specifies the following information with respect to such Loan:
(a)    Tranche:            Tranche [A][B] Loan
(b)    Principal amount of Loan:     $[___________]
(c)    Date of Loan:      [___________]
The Borrower hereby certifies that, at the time of and immediately after giving effect to the making of the requested Loan:
(d)    The aggregate Outstanding Amount is not in excess of the Loan Commitment.
(e)    No Default or Event of Default exists.
(f)    All representations and warranties of the Borrower set forth in the Loan Documents are true and correct in all material respects on and as of such date.

IN WITNESS WHEREOF, the undersigned has caused this Notice of Borrowing to be executed on the date first written above.

WESTLAKE CHEMICAL OPCO LP as Borrower

By:	____________________________________
Name:
Title:

SCHEDULE 1
LENDER LOAN COMMITMENTS

Lender	Loan Commitment
Westlake Development Corporation	$600,000,000